UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 12, 2006

Merge Technologies Incorporated

(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-29486	39-1600938
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code (414) 977-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2006, Merge Technologies Incorporated (the “Registrant”) entered into a letter agreement (the “Agreement”) with Scott T. Veech, the Registrant’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary, that modifies certain terms of the Employment Agreement, dated as of March 1, 2004 (the “Veech Agreement”), by and between the Registrant and Mr. Veech.

In early 2006, Mr. Veech expressed his desire to reduce his workload and initiated discussions with the Registrant’s Board of Directors about the possibility of him leaving the Registrant or moving to an alternative role with the Registrant or one of its subsidiaries. Those discussions continued for several months, and led to discussions concerning the terms of Mr. Veech’s departure from his current role. The Registrant and Mr. Veech agreed that Mr. Veech would remain in his current roles until the earlier of (a) August 25, 2006, or (b) the first date after the Registrant’s filing of all of the following: its Form 10-K for the year ended December 31, 2005, any required Form 10-Q/As for fiscal quarters of 2005 and its Form 10-Q for the quarter ended March 31, 2006 (the earlier of (a) or (b) being referred to as the “Scheduled Departure Date”). The Registrant has commenced a search for a replacement Chief Financial Officer.

Under the Agreement, the Registrant reaffirmed its obligations under the Veech Agreement, including, without limitation, the severance obligations set forth in Section 12 of the Veech Agreement, which include (1) an amount equal to twelve (12) months of Mr. Veech’s base salary, currently $250,000, plus, (2) an amount equal to the maximum amount of Mr. Veech’s performance bonus with respect to the plan year in which the effective date of termination occurs, currently forty percent (40%) of his base salary, without regard to the achievement of performance targets, and (3) a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (the “Severance Benefits”). The Severance Benefits are payable to Mr. Veech in a single lump sum upon termination by the Registrant of Mr. Veech’s employment for any reason other than gross negligence, commission of a felony or material violation of any of the Registrant’s established policies. The Registrant further agreed that Mr. Veech will be entitled to the Severance Benefits if Mr. Veech terminates his employment with the Registrant by resignation or retirement following the Scheduled Departure Date and otherwise under circumstances in which he would be entitled to receive the Severance Benefits if his employment were terminated by the Registrant. The Agreement also provides that, under the circumstances under which Mr. Veech would be entitled to severance benefits, all stock options granted to Mr. Veech prior to 2005, and the portion of the stock option granted to him in 2005 scheduled to vest on June 1, 2006, in each case to the extent unvested, will become fully vested and exercisable. In addition, pursuant to a schedule to the Merger Agreement, dated January 17, 2005, by and among the Registrant, Cedara Software Corp. and Corrida, Ltd., if at any time prior to December 1, 2006 (the date which is 18 months following the consummation of the merger with Cedara Software Corp.), Mr. Veech’s employment is terminated by the Registrant for a reason other than for “cause” or by Mr. Veech for “good reason,” all stock options held by Mr. Veech will be immediately vested, notwithstanding any vesting schedule to which such options are otherwise subject. The Veech Agreement includes certain non-competition and confidentiality provisions that continue after a termination of his employment.

The obligations of the Registrant set forth in the Agreement are subject to the absence of findings of the on-going investigation by the Audit Committee of the Registrant’s Board of Directors with respect to accounting and financial reporting matters to the effect that Mr. Veech engaged in intentional misconduct.

The above description of the Agreement is only a summary and is qualified in its entirety by reference to Exhibit 10.1 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) As described in the press release attached hereto as Exhibit 99.1, which is incorporated by reference into this Form 8-K, on May 15, 2006, Richard A. Linden, the Registrant’s President and Chief Executive Officer, submitted his resignation from all positions with the Registrant, including as an officer, employee and director of the Registrant, and the Registrant’s Board of Directors accepted Mr. Linden’s resignation, effective immediately. The Registrant’s Board of Directors has appointed William C. Mortimore, the Registrant’s founder and Chief Strategist, as the Registrant’s interim Chief Executive Officer, and has commenced a search for a permanent Chief Executive Officer. At the same time, the Registrant’s Board of Directors named Michael D. Dunham, the Registrant’s lead independent director, as Chairman of the Registrant’s Board of Directors. The Company has commenced a search for a permanent Chief Executive Officer.

Mr. Mortimore, age 60, has served as Chairman of the Company’s Board of Directors and Chief Strategist since September 2000, as President and Chief Executive Officer from November 1987 through August 2000 and as a member of the Board of Directors since its inception in November 1987. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology / National Association of Electrical Manufacturers (ACR/NEMA) committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore has served as a member of the board of directors of the Diagnostic Imaging Division of NEMA since the Spring of 1996. Mr. Mortimore has also served as a member of the board of directors of ARI Network Services, Inc., a publicly held diagnostic imaging manufacturer, since June 2004. Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

The Employment Agreement (the “Mortimore Agreement”), dated as of March 1, 2004, by and between the Registrant and Mr. Mortimore provides for salary payable to Mr. Mortimore at a rate of no less than $8,333 per month ($100,000 per year), and a performance bonus of up to ten percent (10%) of salary, subject to adjustment. On June 1, 2005, the Compensation Committee of the Company’s Board of Directors increased Mr. Mortimore’s base salary to $150,000 per year and his annual performance bonus target to 30% of his base salary. Under the Mortimore Agreement, in the event that Mr. Mortimore’s employment is terminated for any reason other than grand negligence, commission of a felony or material violation of any of the Registrant’s established policies, he is entitled to receive certain severance benefits, including (a) an amount equal to six months of his then current salary, plus (b) an amount equal to the maximum amount of his annual performance bonus for the plan year in which the effective date of termination occurs without regard to performance targets, and (c) continuation of the welfare benefits of health care, life and accidental death and dismemberment, disability insurance coverage for twelve (12) months following the effective date of the termination. The Mortimore Agreement includes certain non-competition and confidentiality provisions and provides for certain benefits following a “change in control.”  Mr. Mortimore also executed a waiver in connection with the signing of the Merger Agreement dated as of January 17, 2005 by and among the Registrant, Cedara Software Corp. and Corrida, Ltd., by which he waived his rights to the accelerated vesting and transition bonus payments described above, to the extent that the Cedara merger constituted a “change of control” under the Mortimore Agreement.

(c)

The information disclosed in Item 5.02(b) above is incorporated herein by reference.

Item 8.01 Other Events.

The following is an update on the status of the previously announced investigation of accounting and financial disclosure matters being conducted by the Audit Committee of the Registrant’s Board of Directors with the assistance of independent advisors.

The Audit Committee currently expects that this investigation will be completed within the next few weeks. The Audit Committee continues to keep the Registrant’s independent registered public accountants, KPMG LLP, advised of progress in this investigation, and KPMG has informed the Audit Committee that it is continuing its audit of the Registrant’s 2005 financial statements.

As previously disclosed, during the normal year-end closing process and the course of the investigation, the Registrant has identified certain errors in the Registrant’s financial statements for the second and third quarters of 2005. In addition to those errors previously disclosed, the Registrant has determined that an error was made with respect to the recognition of revenue associated with a sales contract entered into in the second quarter of 2005. Specifically, the $1 million in revenue recognized on that contract in the second quarter of 2005 should not have been recognized in such quarter because collectibility was not reasonably assured. This was an error in the timing of recognition, as the Registrant ultimately collected $150,000 in the fourth quarter of 2005 and $850,000 in the first quarter of 2006 on such sales contract, and the revenue will be recognized in those periods.

Also as previously disclosed, on March 20, 2006, the Registrant received written notification from the staff of The NASDAQ Stock Market stating that the Registrant was not in compliance with National Association of Securities Dealers’ Marketplace Rule 4310(c)(14) because the Registrant did not timely file its Annual Report on Form 10-K for the year ended December 31, 2005, and that the Registrant’s common stock was, therefore, subject to delisting from The NASDAQ National Market. On April 20, 2006, representatives of the Registrant appeared before a NASDAQ Listing Qualifications Panel to, among other things, request that the panel grant the Registrant an extension until June 30, 2006 to regain compliance. The NASDAQ Listing Qualifications Panel has not yet informed the Registrant of its decision.

On April 27, 2006, the Registrant received an informal, nonpublic inquiry from the SEC requesting voluntary production of documents and other information. The inquiry principally relates to the Registrant’s announcement on March 17, 2006 that the Registrant would revise its results of operations for the fiscal quarters ended June 30, 2005 and September 30, 2005, as well as the Audit Committee’s investigation. The SEC has advised the Registrant that this inquiry should not be interpreted as an adverse reflection on any entity or individual involved, nor should it be interpreted as an indication by the SEC that any violation of the federal securities laws has occurred. The Registrant is cooperating with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibits

10.1	Letter Agreement by and between the Registrant and Scott T. Veech dated May 12, 2006.
99.1	Press Release of the Registrant dated May 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE TECHNOLOGIES INCORPORATED

	By:	/s/ Scott T. Veech
Scott T. Veech
Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

Dated: May 16, 2006

Exhibit Index

Exhibit
Number	Description of Exhibits

10.1	Letter Agreement by and between the Registrant and Scott T. Veech dated May 12, 2006.

99.1	Press Release of the Registrant dated May 16, 2006.